Exhibit 99.1

DRAFT – Not for immediate distribution	For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Announces Investment Agreement to Expand FPD Manufacturing into China

BROOKFIELD, CT — (Marketwired – August 14, 2017) —

•	Plan to invest a minimum of $160 million over the next five years

•	State-of-the-art manufacturing facility for high-end and mainstream FPD photomask production, with capability up to G10.5+ and AMOLED

•	Located in mature industrial park, centrally located to serve expanding China display market

•	Enables more effective customer service for growing China customer base

•	Positions Photronics to be clear market and technology leader in growing China display photomask industry

Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced plans to broaden its China expansion.

Photronics UK, Ltd., a wholly owned subsidiary of Photronics, Inc., has signed an investment agreement with the Hefei State High-tech Industry Development Zone (High-tech Zone), a national-level high-tech zone in China, to establish a manufacturing facility in Hefei, China. Under the terms of the agreement, Photronics, through its subsidiary, will build and operate a facility to engage in research and development, manufacture and sale of FPD photomasks. In return, the High-tech Zone will provide certain investment incentives and support.

"Today’s announcement follows exactly one-year after our announcement to build an IC manufacturing facility in Xiamen, China, and is the next, logical step of our geographic expansion into the country,” said Peter Kirlin, chief executive officer. “China is becoming an increasingly important manufacturing region for flat panel display, both LCD and AMOLED. The investment we are announcing today will place Photronics in the strategically enviable position as the largest merchant FPD photomask supplier in China, with leading edge technology for large format displays, including G10.5+, and AMOLED for mobile displays. We are pleased to partner with the High-tech Zone in Hefei and look forward to bringing our technology to the market, enabling our customers to make advanced displays."

Investment Details

Over the next five years, Photronics plans to invest a minimum of $160 million under the agreement, in exchange for certain considerations and investment incentives from the High-tech Zone. Construction is planned to begin in late 2017 and production should start in the early spring of 2019. In conjunction with the investment agreement, Photronics has obtained customer commitments from two of the largest domestic display manufacturers in China, which should help quickly fill the planned production capacity of the facility and enable profitability soon after start up. Financing for the project will be a mix of transferred capital and cash, with the option of local financing.

“The display market in China is very dynamic at the moment, with many leading-edge fabs under construction,” said Kirlin. “We want to take a measured approach to our investment, while continuously monitoring the market as it develops. We have the discipline and flexibility to alter the speed of our investment, and even significantly increase the amount of capital committed if the market develops more quickly.”

Conference Call

A conference call with investors and the media is scheduled for 4:30 p.m. Eastern time on Monday, August 14, 2017. The call can be accessed by logging onto Photronics' web site at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ web site for instant replay access.

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

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